November 4, 2011

Securities and Exchange Commission
100 F Street, NE Washington, D.C. 20549

Re:      Octagon 88 Resources, Inc.
EIN: 26-2793743

Commissioners:

We were previously the principal accountants for Octagon 88 Resources, Inc., and we reported on the financial statements of Octagon 88 Resources, Inc. as of June 30, 2010 and 2009, and for the years ended June 30, 2010 and 2009.  We have not provided any audit services to Octagon 88 Resources, Inc. since the audit of the June 30, 2010 financial statements. We did conduct quarterly reviews on the interim financial statements of Octagon 88 Resources, Inc. through March 31, 2011. We resigned as the principal accountants of Octagon 88 Resources, Inc. on August 19, 2011.

We have read the Company's statements included under Item 4.01 of its Form 8-K.  We agree with the statements concerning our Firm in Item 4.01 of the Form 8-K.  We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

    Cordovano and Honeck LLP Englewood, Colorado